CONSULTING AGREEMENT

THIS AGREEMENT made effective as of the ____ day of _____________________, 2004.

BETWEEN:

OILSANDS QUEST INC., a body corporate incorporated under the laws of Alberta (hereinafter called the "Corporation")

- and -

KARIM HIRJI, an individual resident in Calgary, Alberta (hereinafter called the "Consultant")

WHEREAS the Corporation wishes to engage the Consultant to provide services as the Chief Financial Officer of the Corporation pursuant to the terms of this Agreement;

AND WHEREAS the Consultant wishes to accept his engagement under the terms of this Agreement to provide the services as the Chief Financial Officer of the Corporation pursuant to the terms of this Agreement;

NOW THEREFORE in consideration of the provision of services by the Consultant to the Corporation, and the engaging of the Consultant by the Corporation, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following terms shall have the following meanings:

(a)	"Act" means the Business Corporations Act (Alberta), as amended;

(b)	"affiliated" has the meaning set out in the Act, and an "affiliate" means one of two or more affiliated bodies corporate;

(c)	"Agreement" means this Consulting Agreement;

(d)
"AMI" means an area of mutual interest which, for the purposes of this Agreement, shall be that area covered by the Permits and any oilsands permits that are contiguous to the existing boundaries of the Permits;

(e)	"Base Fee" means the amount paid to the Consultant annually by the Corporation pursuant to Article 5.1;

(f)	"Board of Directors" means the board of directors of the Corporation;

(g)	"Business" means the business of the Corporation;

(h)
"Cause" means any reason which would entitle the Corporation to terminate the Consultant's engagement without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:

(i)	fraud, misappropriation of the Corporation's property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Consultant;

(ii)
the willful allowance by the Consultant of his duty to the Corporation and his personal interests to come in conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii)
the material breach by the Consultant of any of his covenants or obligations under this Agreement including, without limitation, any non-competition, non-solicitation or confidentiality covenants with the Corporation;

(i)
"Company Property" includes any and all proprietary technology, financial, operating and training information, all works of expression and any copyrights in such works, current or potential business contacts and contract development information, patentable inventions, discoveries or trade secrets, and any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporations;

(j)
"Confidential Information" means any information of a confidential nature which relates to the Business of the Corporation or any Related Corporation, including, without limiting the generality of the foregoing, trade secrets, technical information, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, geophysical studies and data, strategic studies, engineering information, customer and supplier lists, shareholder data and personnel information. Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i)	was in the possession of or known to the Consultant, without any obligation to keep it confidential, before it was disclosed to the Consultant by the Corporation; or

(ii)	is or becomes public knowledge through no fault of the Consultant; or

(iii)	is independently developed by the Consultant outside the scope of his engagement duties to the Corporation; or

(iv)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(v)	is or becomes lawfully available to the Consultant from a source other than the Corporation;

(k)	"Effective Date" means the date of this Agreement, unless otherwise agreed to by the Parties;

(l)
“Initial Financing” means the raising of the capital required to undertake all, or a portion of the Corporation’s first winter’s exploration program and to fund the initial working capital requirements of the Corporation;

(m)	"Party" means one or other of the Consultant and the Corporation, and "Parties" means the Consultant and the Corporation;

(n)	"Permanent Disability" means a mental or physical disability whereby the Consultant:

(i)
is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an officer of the Corporation for any consecutive 12 month period, or for any period of 18 or more months (whether consecutive or not) in any consecutive 24 month period; or

(ii)	is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs;

(o)	"Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative, and "Persons" means a group of more than one Person;

(p)	"Related Corporation" means any subsidiary, parent company, division, affiliate, predecessor or successor of the Corporation;

(q)	"Shares" means the common shares of the Corporation and any other shares of the Corporation which have the right to vote in respect of the Board of Directors of the Corporation;

(r)	"Term" means the period during which this Agreement remains in force pursuant to Article III;

(s)	"Termination Date" means the last day actively worked by the Consultant for the Corporation; and

(t)	"Triggering Events" means any one or more of the following:

(i)
a material change (other than those which are clearly consistent with a promotion) in the services, position or duties of the Consultant with the Corporation, responsibilities (including, without limitation, the office to which the Consultant reports and the personnel which report to the Consultant), title or office, which includes any removal of the Consultant from or any failure to re-elect or re-appoint the Consultant to any such positions or offices;

(ii)	the assignment by the Corporation to the Consultant of any duties which are inconsistent with the Consultant’s position, duties and responsibilities within the Corporation;

(iii)
any failure by the Corporation to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan in which the Consultant is participating or entitled to participate or the Corporation taking any action or failing to take any action that would adversely affect the Consultant's participation in or reduce his rights or benefits under or pursuant to any such plan, without in any of the foregoing events providing alternative rights or benefits of reasonably equivalent or greater value, or the Corporation failing to increase or improve such rights or benefits on a basis consistent with practices in effect with respect to the other senior executives of the Corporation;

(iv)
the Corporation relocating the Consultant to any place other than Calgary, without the consent of the Consultant, except for required travel on the Corporation's business to an extent substantially consistent with the Consultant's current duties and obligations;

(v)	the sale, lease or transfer by the Corporation of all or substantially all of the assets of the Corporation to any Person other than a Related Corporation;

(vi)	approval by the shareholders of the Corporation of the liquidation, dissolution or winding-up of the Corporation;

(vii)
any breach by the Corporation of any provision of this Agreement which is not rectified in all material respects within a reasonable period of time after notice of such breach has been provided by the Consultant to the Corporation; or

(viii)	the failure by the Corporation to obtain, in a form satisfactory to the Consultant, an effective assumption of his obligations under this Agreement by any successor to the Corporation.

1.2 The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3 All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neuter genders.

1.4 All monetary amounts are in Canadian dollars.

1.5 The word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.6 A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7 A reference to an entity includes any successor to that entity.

1.8 A reference to "approval", "authorization" or "consent’ means written approval, authorization or consent.

1.9 A reference to an Article is to an Article of this Agreement and the reference to a Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated.

ARTICLE II
ENGAGEMENT OF CONSULTANT

2.1 The Corporation agrees to engage the Consultant to provide the services as the Chief Financial Officer of the Corporation, in accordance with the terms and conditions of this Agreement, and the Consultant agrees to accept such engagement in accordance with the terms and conditions of this Agreement.

ARTICLE III
TERM OF AGREEMENT

3.1 The Term of this Agreement shall be for an indefinite period commencing on the Effective Date, unless earlier terminated by the Corporation or the Consultant pursuant to the terms and conditions of this Agreement.

ARTICLE IV
DUTIES OF CONSULTANT

4.1 The Consultant shall, during the Term:

(a)
perform the duties and responsibilities of the Chief Financial Officer, including all those duties and responsibilities customarily performed by a person holding the same or an equivalent position, or performing duties similar to those to be performed by the Consultant, in corporations of a similar size to the Corporation, in a similar Business to that of the Corporation in Canada, as well as such other related duties and responsibilities as may be assigned to the Consultant by the Board of Directors of the Corporation from time to time, provided that such other related duties and responsibilities are consistent with the Consultant's duties as the Chief Financial Officer;

(b)
accept such other office or offices to which he may be elected or appointed by the Board of Directors of the Corporation in addition to that of the Chief Financial Officer, provided that performance of the duties and responsibilities associated with such office or offices shall be consistent with the duties provided for in Article 4.1(a);

(c)
devote the majority of his working time, attention, efforts and skill to the performance of his duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times. In particular, and without limiting the generality of the foregoing, the Consultant shall not engage in any personal activities or any engagement, consulting work, trade or other business activity on his own account or on behalf of any other Person, or as a material investor or shareholder of any other business or Person that competes, conflicts or interferes with the Business or the performance of the Consultant's duties under this Agreement in any way, whether directly or indirectly. It shall not be a violation of this Article 4.1(c) for the Consultant to engage in a voluntary activity or other public service which does not interfere with the Consultant's duties under this Agreement; and

(d)
notwithstanding paragraph 4.1(c), the Corporation agrees that the Consultant may be a member of the board of directors of other companies provided that the holding of such position would not be in direct conflict with the Business and provided that the Board of Directors of the Corporation has granted prior approval to such position.

ARTICLE V
BASE FEE

5.1 During the Term of this Agreement, the Corporation shall pay to the Consultant a fee of $175,000 per annum (the "Base Fee"), less required statutory deductions, payable in equal monthly installments or as otherwise determined by the Corporation. The Consultant's Base Fee will be reviewed by the Board of Directors of the Corporation from time to time, and may be increased at the sole discretion of the Board of Directors, based upon such factors as the Board of Directors in its sole discretion determines are relevant, which factors may include the performance of the Corporation and the consultant compensation arrangements of other corporations carrying on a similar business and of a similar size to the Corporation in Canada.

5.2 Notwithstanding Article 5.1 above, the Parties agree that until the closing of the Initial Financing, the Base Fee to be paid by the Corporation to the Consultant shall be reduced to the amount of $84,000 per annum. Immediately thereafter, the Base Fee as set forth in Article 5.1 shall apply.

5.3 The Corporation shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred in the performance of his engagement duties and in accordance with the applicable policies and procedures of the Corporation, as may be amended by the Corporation at its sole discretion from time to time. All payments or reimbursements of expenses shall be subject to the submission by the Consultant of appropriate vouchers, bills and receipts.

ARTICLE VI
INCENTIVE PAYMENTS

6.1 The Consultant shall be entitled to participate in the Corporation's long and short term incentive plans and bonuses from time to time, in amounts and on such terms and conditions as may be determined by the Corporation at its sole discretion. Any such participation by the Consultant shall be subject to the terms and conditions of the relevant plan of the Corporation, as may be amended by the Corporation at its sole discretion from time to time, and by the terms and conditions of any applicable agreement between the Consultant and the Corporation made pursuant to such plan.

ARTICLE VII
VACATION

7.1 The Consultant shall be entitled to an annual vacation of 30 days, subject to adjustment by the Corporation from time to time. Vacation may be taken in such a manner and at such times as the Consultant and the Corporation mutually agree.

ARTICLE VIII
TERMINATION BY CORPORATION

8.1 The Corporation shall be entitled to terminate this Agreement and the Consultant's engagement at any time, for any reason, upon written notice to the Consultant, in which case the Corporation shall provide the Consultant with a lump sum equal to the Base Fee as set forth in Article 5.1, multiplied by 1.5, subject to the conditions set out in Article 8.

Payment of the amounts set out in this Article 8.1 shall represent full and final settlement of any claims by the Consultant against the Corporation or any Related Corporation, arising out of or in any way connected to the Consultant's engagement with the Corporation or any Related Corporation, or the termination of such engagement, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the Parties.

8.2 Payment of the amounts set out in Article 8.1 shall be subject to the following conditions:

(a)	the prior execution by the Consultant of a settlement agreement and release and indemnity in favour of the Corporation and any Related Corporations, in a form reasonably acceptable to the Corporation;

(b)	any withholdings or deductions required by law to be made by the Corporation; and

(c)	the Consultant's right to receive payment under Article 8.1 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Consultant.

8.3 The Corporation shall be entitled to terminate this Agreement and the Consultant's engagement with the Corporation at any time, without notice, pay in lieu of notice or any other form of severance or termination pay, for Cause.

8.4 Notwithstanding any other term or provision of this Article 8, if the Initial Financing is not completed, or at any time within the three month period from the date of this Agreement, the Corporation shall be entitled to terminate this Agreement and the Consultant's engagement at any time, without notice, pay in lieu of notice or any other form of severance or termination pay.

8.5 Notwithstanding any other term or provision of this Article 8, upon termination of the Consultant’s engagement by the Corporation for any reason, the Consultant shall receive any Base Fee earned up to the Termination Date.

ARTICLE IX
TERMINATION BY CONSULTANT

9.1 The Consultant may terminate this Agreement and his engagement with the Corporation by providing 30 days' prior written notice to the Corporation. Upon termination of his engagement pursuant to this Article 9.1, the Consultant shall not be entitled to receive any notice or pay in lieu of notice, or any other form of severance or termination pay pursuant to this or any other agreement between the Parties.

9.2 Notwithstanding the provision in Article 9.1, the Consultant may terminate his engagement with the Corporation and receive the payments set out in Article 9.3, upon the occurrence of a Triggering Event, and subject to the conditions set out in Article 9.4.

9.3 Upon the occurrence of a Triggering Event, and subject to the conditions set out in Article 9.4, the Consultant shall receive a lump sum equal to the Base Fee as set forth in Article 5.1, multiplied by 1.5.

Payment of the amounts set out in this Article 9.3 shall represent full and final settlement of any claims by the Consultant against the Corporation or any Related Corporation, arising out of or in any way connected to the Consultant's engagement with the Corporation or any Related Corporation, or the termination of such engagement, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the Parties.

9.4 Payment of the amounts set out in Article 9.3 shall be subject to the following terms and conditions:

(a)	the prior execution by the Consultant of a settlement agreement and release and indemnity in favour of the Corporation and any Related Corporations, in a form reasonably acceptable to the Corporation;

(b)	the tendering by the Consultant of his resignation from any position he may hold as an officer or a director of the Corporation and any Related Corporations;

(c)	any withholdings or deductions required by law to be made by the Corporation by law;

(d)	the Consultant's right to receive the payments under Article 9.3 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Consultant; and

(e)
the receipt by the Corporation of written notice from the Consultant, within 30 days of the occurrence of a Triggering Event, setting out the basis on which the Consultant believes that a Triggering Event has occurred.

9.5 The Consultant covenants and agrees to provide his full cooperation and assistance, in connection with the termination of his engagement upon a Triggering Event, to transfer his duties and responsibilities to a replacement.

9.6 Notwithstanding any other term or provision of this Article 9, upon termination of the Consultant’s engagement by the Consultant for any reason, the Consultant shall receive any Base Fee earned up to the Termination Date.

9.7 Payment under Article 9 shall be made on the later of the date which is 30 calendar days after receipt by the Corporation of the notice referred to herein and the date which is 60 calendar days after the effective date of the Triggering Event.

ARTICLE X
TERMINATION UPON DEATH OR PERMANENT DISABILITY

10.1 This Agreement shall automatically terminate upon the death of the Consultant.

10.2 In the event that the Consultant shall suffer a Permanent Disability, the Corporation may terminate this Agreement and the Consultant's engagement by providing at least 30 days prior written notice to the Consultant. Upon termination of the Consultant's engagement pursuant to this Article 10.2, the Corporation shall have no further obligation to the Consultant.

ARTICLE XI
STOCK OPTIONS

11.1 Upon the termination of the Consultant for Cause under Section 8.3 or if the Consultant terminates this Agreement pursuant to Section 9.1, only those stock options and other incentive interests held by the Consultant that are vested at such Termination Date may be exercised by the Consultant in accordance with the terms of the Corporation's Stock Option Plan or other incentive plans of the Corporation in effect at the time, and the Consultant shall have no claim to the acceleration of vesting or the exercise on any stock options and other incentive interests which are not fully vested as at such Termination Date other than under the terms of the Corporation's Stock Option Plan or other incentive plans of the Corporation. All such remaining unvested stock options and other incentive interests shall terminate, be null and void and of no further force and effect notwithstanding the terms of the Corporation's Stock Option Plan or other incentive plans of the Corporation.

11.2 Upon termination of the Consultant by reason of death or Permanent Disability, only those stock options and other incentive interests held by the Consultant which are vested at such Termination Date may be exercised by the Consultant pursuant to the terms of Corporation's Stock Option Plan or other incentive plans of the Corporation in effect at the time, and the Consultant shall have no claim to the acceleration of vesting or to the exercise of any options which are not fully vested as at such Termination Date, other than under the terms of the Corporation's Stock Option Plan or other incentive plans of the Corporation. All such remaining unvested stock options and other incentive interests shall terminate, be null and void and of no further force and effect notwithstanding the terms of the Corporation's Stock Option Plan or other incentive plans of the Corporation.

11.3 Upon termination of the Consultant for any reason other than Cause, voluntary termination by the Consultant, death or Permanent Disability, all stock options and other incentive interests held by the Consultant shall vest immediately and may be exercised pursuant to the terms of Corporation's Stock Option Plan or other incentive plans of the Corporation in effect at the time.

11.4 Notwithstanding subsections 11.2 and 11.3 hereof, the provisions of the Corporation's Stock Option Plan, the provisions of any stock option agreement entered into between the Corporation and the Consultant, and the provisions of any other incentive plan of the Corporation in effect at the time, the Parties agree that upon termination of the Consultant pursuant to Sections 8.1, 9.2, 10.1 or 10.2 hereof, the applicable vested stock options and other incentive interests may be exercised by the Consultant until the earlier of (i) the original date of expiry of the stock options and other incentive interests, as the case may be; and (ii) three years after the Termination Date. All stock options and other incentive interests which remain unexercised after this time period shall terminate, be null and void and of no further force and effect notwithstanding the terms of the Corporation's Stock Option Plan or other incentive plans of the Corporation.

ARTICLE XII
CONFIDENTIAL INFORMATION AND NON-COMPETITION

12.1 The Consultant acknowledges and agrees that in performing the duties and responsibilities of his engagement pursuant to this Agreement, he will occupy a position of high fiduciary trust and confidence with the Corporation, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the Business carried on by the Corporation and its Related Corporations, and the manner in which such Business is conducted. It is the express intent and agreement of the Consultant and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the Business interests of the Corporation and its Related Corporations, and not in any manner detrimental to them. The Consultant therefore agrees that, so long as he is engaged by the Corporation pursuant to this Agreement, he shall not engage in any practice or business that competes with the Business of the Corporation or its Related Corporations within the AMI.

12.2 In the event that this Agreement is terminated in accordance with Sections 8.1 or 9.2, the Consultant acknowledges and agrees that during the Term and for a period following the Term equal to one (1) year, he shall not for any reason, either directly or indirectly through any Person, agent, employee, affiliate or representative, engage in any business that competes with the Business of the Corporation or any Related Corporation in the AMI. As used herein, the phrase "engaged in business" shall mean to act as an employee, agent, officer, director or consultant of a business or to be a sole proprietor, partner, joint venturer, shareholder, or owner of any other form of interest, of or in a business, but shall not include owning equity of a public company which competes with the Corporation’s Business in the AMI.

12.3 The Consultant agrees that during the Term, and following the termination of the Consultant's engagement for any reason, he shall treat confidentially all Confidential Information belonging to the Corporation or its Related Corporations, and shall not use or disclose the Confidential Information to any unauthorized persons, except with the prior express written consent of the Corporation, or otherwise as required by law.

12.4 The Consultant further acknowledges and agrees that pursuant to the terms of this Agreement, it will acquire Company Property which is and shall remain the sole and exclusive property of the Corporation. Upon termination of the Consultant's engagement and this Agreement for any reason, the Consultant shall return to the Corporation all Company Property, together with any copies or reproductions thereof, which may have come into the Consultant's possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on its personal computer which may contain any Confidential Information belonging to the Corporation, or its Related Corporations.

12.5 Notwithstanding the provision of 12.3 and 12.4, the Consultant shall be permitted to disclose Confidential Information as required by law, regulation, government body or authority or by court order.

12.6 The Consultant acknowledges and agrees that in the event of a breach or a threatened breach by the Consultant of any of the provisions of this Article 12, the Corporation shall be entitled to obtain all rights, remedies or damages available to the Corporation at law or in equity.

12.7 The Consultant hereby agrees that all restrictions contained in this Article 12 are reasonable and valid and hereby waives any and all defenses to the strict enforcement thereof by the Corporation by any lawful means, including injunctive relief. If any covenant or provision of this Article 12 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

12.8 The provisions of this Article 12 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XIII
INDEMNIFICATION

13.1 Subject to the requirements of the Act, the Corporation shall indemnify and save harmless the Consultant from and against any personal liability which he incurs as a direct result of performing his engagement duties on behalf of the Corporation, with the exception of the following:

(a)	any liability arising from the Consultant's gross negligence or fraud or other acts of willful misfeasance;

(b)	any liability which the Corporation is prohibited by law from assuming; and

(c)	any liability of the Consultant to the Corporation arising from this Agreement or the Consultant's engagement with the Corporation.

13.2 The provisions of this Article 13 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XIV
NOTICES

14.1 Any notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation:

Oilsands Quest Inc.
1250, 639 - 5th Avenue SW
Calgary, Alberta T2P 0M9

Attention: Chairman of the Board

Fax: (403) 571-8008

To the Consultant:

Karim Hirji
404, 2 - 14th Street NW
Calgary AB

e-mail: khirji@allstream.net

Any notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.

14.2 Either Party may change its address for notice in the aforesaid manner.

ARTICLE XV
GENERAL

15.1 This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta, and the Parties hereby attorn to the non-exclusive jurisdiction of Alberta Courts. Should provisions in this Agreement fail to comply with the applicable legislation, the Agreement shall be interpreted in accordance with those statutory requirements.

15.2 This Agreement and any other agreements expressly incorporated by reference herein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supercede and replace any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this Agreement. The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement. In the event of a conflict between this Agreement and any other agreement expressly incorporated by reference herein, the terms of this Agreement shall prevail.

15.3 This Agreement may not be amended or modified in any way except by written instrument signed by the Parties hereto.

15.4 This Agreement shall enure to the benefit of and be binding upon the Parties hereto, together with their personal representatives, successors and permitted assigns.

15.5 This Agreement is a personal services agreement and may not be assigned by either Party without the prior written consent of the other Party.

15.6 The waiver by either Party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that Party of any other breach of the same or any other provision of this Agreement.

15.7 The Parties agree to execute and deliver such further and other documents, and perform or cause to be performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

15.8 The Consultant agrees that following the termination of the Consultant's engagement with the Corporation for any reason, the Consultant shall tender his resignation from any position he may hold as an officer or director of the Corporation or any Related Corporation.

15.9 Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

IN WITNESS WHEREOF the Parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

OILSANDS QUEST INC.

Per:

Per:

Witness	KARIM HIRJI